SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) October 21, 2002

NETSOL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-22773	95-4627685

Commission File Number)	(IRS Employer Identification No.)

24011 Ventura, Suite 101, Calabasas, CA	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 818/222-9195

24025 Park Sorrento, Suite 220, Calabasas, CA 91302

(Former name or former address, if changed since last report)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

New Address:

In order to cut costs and expenses, the management of NetSol Technologies, Inc. (“NetSol” or the “Company”) determined it would be in the Company’s best interests to move the Company’s headquarters to a smaller office space. The Company moved from its approximately 4,690 square feet offices in Calabasas, California to its new headquarters in the same city on October 1, 2002. The new facilities are approximately 1,575 rentable square feet and the monthly rent for both NetSol eR and NetSol Technologies is $2,363.50 per month as opposed to the prior monthly rent of approximately $13,000. The new lease is month-to-month and the Company has paid six months in advance. The term of the prior lease was for a period of seven years from October 2000; however the Company was able to negotiate with the landlord to terminate that lease and has no further obligations to the landlord on that lease. The current facilities are located at 24011 Ventura, Suite 101, Calabasas, California. This matter was also reported in the Company’s 10KSB filed on October 15, 2002.

Director Resigns:

Dr. Nasim Ashraf served on the board of directors of NetSol since November 2000. Recently, Dr. Ashraf was appointed by President Mosharaf of Pakistan to head a new human development program in the rural areas of Pakistan. Dr. Ashraf determined that due to the demands of his new position in Pakistan, he would not be able to spend the necessary time to fulfill his duties as a member of the board of directors. Therefore, Dr. Ashraf submitted his resignation to the board on September 24, 2002. Dr. Ashraf and the Company did not have any disagreements on any matters with respect to the Company. This matter was also reported in the Company’s 10KSB filed on October 15, 2002.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 21, 2002	NETSOL TECHNOLOGIES, INC.

/s/ Najeeb Ghauri

By: Najeeb Ghauri
Its: Chief Financial Officer, Secretary